EXHIBIT 12

                        TRANSAMERICA FINANCE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)

                                                     Six months ended
                                                         June 30,

                                                    2003          2002
                                                    ----          ----

       Fixed charges:

       Interest and debt expense                  $    97.0     $   129.4
       One-third of rental expense                     10.7          12.4
                                                  ---------     ---------
                                                  $   107.7     $   141.8
                                                  =========     =========

       Earnings:

       Income from continuing operations
         before income taxes                      $   280.8     $   111.9
       Fixed charges                                  107.7         141.8
                                                  ---------     ---------
                                                  $   388.5     $   253.7
                                                  =========     =========

       Ratio of earnings to fixed charges              3.61          1.79


     The ratios were computed by dividing income from continuing operations before income taxes and fixed charges, by fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.